Exhibit 99.1

November 19, 2021

Dateline: Longview, Texas

Friedman Industries, Incorporated (NYSE – American; trading symbol: FRD)

FOR IMMEDIATE RELEASE

Friedman Industries, Incorporated Announces Second Quarter Results and Sinton, Texas Facility Update

The Company announced today its results of operations for the fiscal second quarter. For the quarter ended September 30, 2021 (the “2021 quarter”), the Company recorded net earnings of $13,177,614 ($1.91 diluted earnings per share) on sales of $92,570,895 compared to a net loss of $250,005 ($0.04 diluted loss per share) on sales of $24,861,680 for the quarter ended September 30, 2020 (the “2020 quarter”). The 2021 quarter results make it the most profitable quarter in Company history. Results for the 2021 quarter were positively impacted by strong margins primarily associated with a historic rise in steel prices. The 2021 quarter was also positively impacted by the continued ramp up of the Decatur, Alabama facility’s new stretcher leveler cut-to-length line.

“We continued to position our business to take advantage of opportunities in an unprecedented industry environment during the second fiscal quarter,” said Michael J. Taylor, President and Chief Executive Officer. “Hot-rolled steel prices for the 2021 quarter were approximately 280% higher than prices for the 2020 quarter. Our coil segment sales volume was solid and exceeded pre-pandemic levels while our tubular segment sales volume was below pre-pandemic levels but improved from the prior year quarter. Physical margins across all products remained at historic levels.”

	Three Months Ended September 30,		Six Months Ended September 30,
	2021	2020	2021	2020

Net Sales	$92,570,895	$24,861,680	$158,487,334	$48,386,280

Total costs and other income or loss	75,078,581	25,174,401	126,726,343	49,835,631

Earnings (loss) before income taxes	17,492,314	(312,721)	31,760,991	(1,449,351)

Provision for (benefit from) income taxes	4,314,700	(62,716)	7,271,580	(340,484)

Net earnings (loss)	$13,177,614	$(250,005)	$24,489,411	$(1,108,867)

Weighted average shares outstanding:
Basic	6,903,450	7,067,898	6,901,504	7,074,137
Diluted	6,903,450	7,067,898	6,901,504	7,074,137

Net earnings (loss) per share:
Basic	$1.91	$(0.04)	$3.55	$(0.16)
Diluted	$1.91	$(0.04)	$3.55	$(0.16)

COIL SEGMENT OPERATIONS

Coil segment sales for the 2021 quarter totaled $78,323,927 compared to $18,456,086 for the 2020 quarter. The increase in sales was driven by an increase in the average selling price associated with higher hot-rolled steel prices and an increase in sales volume. The average per ton selling price of coil segment inventory increased from approximately $548 per ton in the 2020 quarter to approximately $1,884 per ton in the 2021 quarter. Inventory tons sold increased from approximately 33,000 tons in the 2020 quarter to approximately 43,000 tons in the 2021 quarter. Sales volume for the 2020 quarter was impacted by the onset of the COVID-19 pandemic with volume for the 2020 quarter being down approximately 13% compared to pre-pandemic volumes. Volume for the 2021 quarter was approximately 13% higher than pre-pandemic volumes. Volume for the 2021 quarter benefitted from the continued ramp up of new equipment at the Decatur facility which was placed into service in March 2021. The prior equipment at the Decatur facility was removed in June 2020 for the equipment replacement project. Coil segment operations recorded an operating profit of approximately $24,273,000 for the 2021 quarter compared to an operating profit of approximately $751,000 for the 2020 quarter. Operating results for the 2021 quarter benefitted from a significant increase in steel prices and associated improvement in our margins. The 2020 quarter was negatively impacted by low margins associated with declines in hot-rolled steel prices.

TUBULAR SEGMENT OPERATIONS

Tubular segment sales for the 2021 quarter totaled $14,246,968 compared to $6,405,594 for the 2020 quarter. Sales increased due to both an increase in the volume sold and an increase in the average selling price per ton. The average per ton selling price of tubular segment inventory increased from approximately $634 per ton in the 2020 quarter to approximately $1,223 per ton in the 2021 quarter. Tons sold increased from approximately 10,000 tons in the 2020 quarter to approximately 11,500 tons in the 2021 quarter. Sales volume for the 2020 quarter was significantly impacted by the onset of the COVID-19 pandemic with volume for the 2020 quarter being down approximately 29% compared to pre-pandemic volumes. Volume for the 2021 quarter was approximately 15% lower than pre-pandemic volumes. The tubular segment operations recorded an operating profit of approximately $1,997,000 for the 2021 quarter compared to an operating loss of approximately $344,000 for the 2020 quarter. Operating results for the 2021 quarter benefitted from a significant increase in steel prices and associated improvement in our margins. The 2020 quarter was negatively impacted by low margins associated with declines in hot-rolled steel prices and weak energy industry conditions.

SINTON, TEXAS FACILITY UPDATE

The Company broke ground on the construction of its new coil processing facility in Sinton, Texas during August 2021. The new facility will be on the campus of Steel Dynamics, Inc.'s ("SDI") new flat roll steel mill currently under construction in Sinton, Texas. The Company's new location will consist of an approximately 70,000 square foot building located on approximately 26.5 acres leased from SDI under a 99-year agreement. The Company has selected Red Bud Industries to build one of the world’s largest stretcher leveler cut-to-length lines, capable of handling material up to 1” thick, widths up to 96” and yields exceeding 100,000 psi. The Company expects the location to commence operations in April 2022 and estimates the total cost of the project to be $21 million. At September 30, 2021, the construction in process balance was approximately $6 million consisting of $2.8 million in cash payments and $3.2 million of accrued capital expenditures.

“We are excited about the future of our new Sinton facility and the growth opportunity it provides for the Company,” said Mr. Taylor. “We continue to be encouraged by our customers and prospects that share in our excitement about the new facility. After an initial ramp up period during calendar 2022, we expect the facility’s annual shipments could be in the range of 110,000 tons to 140,000 tons for calendar 2023. Based on these volumes and historical average margins, we currently believe annual EBITDA for our Sinton facility could be in the range of $4.5 million to $5.5 million.”

OUTLOOK

The Company expects physical margins to decline slightly during its fiscal third quarter ending December 31, 2021 but to remain at a level well above historical average margins. A modest decline in sales volume is expected due to a combination of typical demand seasonality around the holidays and customer hesitancy with steel prices showing decline in the third quarter. The Company also expects to reclassify a loss of approximately $14.7 million into earnings during the third quarter related to derivatives designated for hedge accounting.

“The COVID-19 pandemic and related supply chain disruptions have had a profound impact on the steel industry and our operations,” Mr. Taylor commented. “We have mitigated the downside through hedges and captured the upside by securing additional supply and expanding production capacity. During the outset of the pandemic steel pricing declined but then increased on a historic magnitude by approximately 350%. At the apex of the increase, steel prices were approximately 80% higher than the prior historic level. With these circumstances, we have seen physical margins higher than we ever expected and have also experienced hedging-related losses as a result. We do not believe that the magnitude and timing of hedging-related losses we expect to recognize in the third quarter will be indicative of our future operations. I strongly believe that our Company is executing a long-term strategy that will create growth and value for the Company and its shareholders across a range of market conditions and despite short-term fluctuations in prices. The foundation is being laid for the Company to double its coil segment sales volume with successful execution of our investments in Decatur, Alabama and Sinton, Texas. We are actively evaluating additional growth opportunities and expect our fiscal year ended March 31, 2022 to be the most profitable fiscal year in Company history. I look forward to the opportunities that lie ahead for Friedman Industries.”

ABOUT FRIEDMAN INDUSTRIES

Friedman Industries, Incorporated, headquartered in Longview, Texas, is a manufacturer and processor of steel products with operating plants in Hickman, Arkansas; Decatur, Alabama and Lone Star, Texas. The Company has two reportable segments: coil products and tubular products. The coil product segment consists of the operations in Hickman and Decatur where the Company processes hot-rolled steel coils. The Hickman facility operates a temper mill and corrective leveling cut-to length line. The Decatur facility operates a stretcher leveler cut to length line. The Company has a third coil segment location under construction in Sinton, Texas with operations expected to commence in April 2022. The tubular product segment consists of the operations in Lone Star where the Company manufactures electric resistance welded pipe and distributes pipe.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and such statements involve risk and uncertainty. Forward-looking statements include those preceded by, followed by or including the words “will,” “expect,” “intended,” “anticipated,” “believe,” “project,” “forecast,” “propose,” “plan,” “estimate,” “enable,” and similar expressions, including, for example, statements about our business strategy, our industry, our future profitability, growth in the industry sectors we serve, our expectations, beliefs, plans, strategies, objectives, prospects and assumptions, future production capacity, product quality and estimates and projections of future activity and trends in the oil and natural gas industry.  These forward-looking statements may include, but are not limited to, future changes in the Company’s financial condition or results of operations, future production capacity, product quality and proposed expansion plans. Forward-looking statements may be made by management orally or in writing including, but not limited to, this news release.

Forward-looking statements are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Although forward-looking statements reflect our current beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.

Actual results and trends in the future may differ materially depending on a variety of factors including, but not limited to, changes in the demand for and prices of the Company’s products, the continuing impact of the COVID-19 pandemic, changes in government policy regarding steel, changes in the demand for steel and steel products in general and the Company’s success in executing its internal operating plans, including the timing of the completion and successful commissioning of our new stretcher leveler line in Decatur, the cost, timing and successful commissioning of our new stretcher leveler line in Sinton, changes in and availability of raw materials, our ability to satisfy our take or pay obligations under certain supply agreements, unplanned shutdowns of our production facilities due to equipment failures or other issues, increased competition from alternative materials and risks concerning innovation, new technologies, products and increasing customer requirements. Accordingly, undue reliance should not be placed on our forward-looking statements. Such risks and uncertainty are also addressed in our Management’s Discussion and Analysis of Financial Condition and Results of Operations and other sections of the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the Company’s Annual Report on Form 10-K and its other Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent law requires.

For further information, please refer to the Company's Form 10-Q as filed with the SEC on November 19, 2021 or contact Alex LaRue, Chief Financial Officer – Secretary and Treasurer, at (903)758-3431.